Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact:
Martha Lindeman
marthal@playboy.com
312-373-2430

Media Contact:
Matthew Pakula
mpakula@playboy.com
312-373-2435

PLAYBOY ENTERPRISES ELECTS
ALEX VAICKUS AS PRESIDENT
Scott Stephen Promoted to EVP of Print/Digital Group

New Organizational Structure Will Improve Operational Efficiencies,
Increase Collaboration Across Businesses

CHICAGO, Tuesday, October 6, 2009 – Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) today announced the promotion and election of Alex L. Vaickus to the newly created position of president of Playboy Enterprises. In his new position, Vaickus will oversee all of the company’s business operations, which include print, television and digital media properties as well as licensing. Vaickus, who currently serves as executive vice president of PEI and president of global licensing, will continue to report to PEI Chief Executive Officer Scott Flanders.
Commenting on the new position, Flanders said: “Our brand is the common bond that ties together our many businesses and the centerpiece of our growth strategy. Today’s reorganization more tightly integrates our businesses to enable a more collaborative operation that fosters creativity and drives growth more efficiently.
“As president of our successful licensing business, Alex has been an effective steward of the brand,” Flanders said. “His ability to grow licensing into our highest-margin and most-profitable business is testament to his managerial skills, and I am confident that all of our operating businesses will benefit from his experience and talent. Alex will be a great partner to me, the board of directors and the heads of our business units.”
As president, global licensing, Vaickus oversaw the company’s domestic and international licensing business. He assumed that role in 2000 and was responsible for the Licensing Group’s ensuing substantial growth in revenues and profits. He joined Playboy in 1998 as vice president, strategic planning. Prior to joining PEI, he spent five years at ConAgra, Inc., rising to senior vice president, business development for the Refrigerated Foods Group, and 12 years with Sara Lee Corporation, where he held a variety of finance, development and planning positions. Vaickus holds a Master of Business Administration from the

University of Chicago and a Bachelor of Arts from the University of Illinois.
“I am very pleased to be offered this chance to expand my responsibilities and to play an integral role in the creation of a new organizational structure,” Vaickus said. “We believe that we have the resources and ability to expand the Playboy brand’s reach and to develop new revenue streams. I am excited about the potential and look forward to working more closely with our diverse media businesses.”
The company also said that Scott G. Stephen, currently executive vice president of Playboy Digital, was named executive vice president of the Print/Digital Group. His responsibilities will expand to include PEI’s print publications, including Playboy magazine, special editions and other specialty titles, in addition to the online and mobile properties that he currently manages. He will report to Alex Vaickus.
After joining PEI as senior vice president of the online business, Stephen later was promoted to executive vice president of worldwide digital, which gave him responsibility for the company’s global online and mobile businesses. He joined Playboy in 2003 from Yesmail, Inc., where he served as chief operating officer. Prior to that, Stephen spent six years at SAP/Campbell Software. He began his career at Peterson and Company Consulting and later moved to Converse, Inc. Stephen is a graduate of the Kellogg Graduate School of Management at Northwestern University and holds a Bachelor of Arts from the University of Notre Dame.
Both promotions are effective immediately.

###

Playboy is one of the most recognized and popular consumer brands in the world. Playboy Enterprises, Inc. is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives. The company publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms and radio. Through licensing agreements, the Playboy brand appears on a wide range of consumer products in more than 150 countries as well as retail stores and entertainment venues.